Exhibit 99.1

10x Genomics Provides COVID-19 Business Impact Update and Response

Provides Preliminary Revenue Range for the First Quarter 2020

Withdraws Prior 2020 Annual Revenue Guidance

PLEASANTON, Calif. April 9, 2020 – 10x Genomics (Nasdaq: TXG), today provided an update on the actions it is taking to focus its business operations to support critical research in response to the coronavirus (COVID-19) pandemic as well as the financial impact.

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Supporting COVID-19 Research. During this pandemic, we moved quickly to place instruments and to provide reagents to clinicians and researchers around the world working on understanding COVID-19 and developing cures for the disease. 10x’s products are a critical tool for infectious disease research because they allow the detailed understanding of how the virus impacts infected people, how the immune system is mobilized, which immune cells react to pathogens and many other aspects of the disease and potential therapies. Many researchers have moved our Chromium Controller instruments into a Biosafety Level 3 (BSL3) facility, where they can be as close as possible to the front lines of this battle against COVID-19.

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Protecting Our Employees. 10x has been designated an essential business that can continue necessary operations during the COVID-19 outbreak. In early March, we promptly instituted protocols to have many personnel work remotely. At the same time, we have employees who are continuing to support essential operations to provide critical products to researchers and who are continuing important research and development functions. For those employees, we have implemented strict social distancing and other protective measures in order to ensure their health and safety. We have also restricted business travel and have closed our campus and other facilities to outside visitors.

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Product Supply and Customer Support. Our production, shipping and customer service functions remain operational to ensure we maintain a continuous supply of products to our customers. We are communicating regularly with our suppliers so that our supply chain remains intact and we have not yet experienced any supply issues. Our customer service teams around the world are operating remotely and remain available to assist our customers and partners as needed.

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Reviewing Operating Expenses. In light of the current situation, we are actively reviewing and managing all costs to navigate the current environment, and to allow 10x to remain in a strong financial and operating position until the pandemic is brought under control.

“Our two most critical priorities right now are to ensure the health and safety of our employees and to provide our customers with the solutions they need to fight COVID-19,” said Serge Saxonov, co-founder and CEO of 10x Genomics. “While none of us have seen a pandemic like this in our lifetimes, we have also never seen so much of the global scientific community focused with so much intensity on a single goal. Our products are an important part of the arsenal to combat COVID-19, and we will do all we can to help our customers until the pandemic is under control.”

Preliminary First Quarter 2020 Revenue

Revenue for the first quarter of 2020 is expected to be in the range of $71 to $72 million, an increase of 33% at the midpoint over the prior year period. As the pandemic spread from China to countries worldwide, the company saw a significant reduction in customer activity other than research related to the virus. Social distancing and stay-at-home orders have temporarily closed many academic and government labs.

Liquidity Update

The company currently believes that its existing cash position, along with cash generated from sales of its products, will be sufficient to meet its anticipated cash needs for the foreseeable future.

Update on Full Year 2020 Outlook

Given the ongoing uncertainty of the scope, duration and impact of the pandemic, 10x is currently unable to reasonably estimate its financial performance and is withdrawing its previously announced annual revenue guidance for 2020, which was issued on February 18, 2020.

The company plans to provide final financial results and additional information related to the impact of COVID-19 on its upcoming earnings call, which is expected to be in early May.

About 10x Genomics

10x Genomics is a life science technology company building products to interrogate, understand and master biology to advance human health. The company’s integrated solutions include instruments, consumables and software for analyzing biological systems at a resolution and scale that matches the complexity of biology. 10x Genomics products have been adopted by researchers around the world including 97 of the top 100 global research institutions and 19 of the top 20 global pharmaceutical companies, and have been cited in over 700 research papers on discoveries ranging from oncology to immunology and neuroscience. The company’s patent portfolio comprises more than 700 issued patents and patent applications.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negatives of these terms or variations of them or similar terminology. These forward-looking statements include statements regarding 10x Genomics, Inc.’s expectations regarding its preliminary revenue estimates for the quarter ended March 31, 2020, the company’s ability to meet its anticipated cash needs for the foreseeable future and the potential impact of the COVID-19 outbreak on the company’s business operations, financial performance and results of operations, which involve risks and uncertainties that could cause 10x Genomics, Inc.’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on management’s current expectations, forecasts, beliefs, assumptions and information currently available to management, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect 10x Genomics, Inc.’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents 10x Genomics, Inc. files with the Securities and Exchange Commission from time to time. The forward-looking statements in this press release are based on information available to 10x Genomics, Inc. as of the date hereof, and 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing 10x Genomics, Inc.’s views as of any date subsequent to the date of this press release.

Disclosure Information

10x Genomics uses filings with the Securities and Exchange Commission, its website (www.10xgenomics.com), press releases, public conference calls, public webcasts and its social media accounts as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contacts

Investors:

investors@10xgenomics.com

Media:

media@10xgenomics.com